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                                                                    EXHIBIT 99.1


                           -- JOINT PRESS RELEASE --

        RAAB KARCHER TO ACQUIRE LEADING US ELECTRONICS DISTRIBUTOR WYLE

         RAAB KARCHER TO COMMENCE TENDER OFFER AT $50 PER SHARE IN CASH

         WYLE TO PARTNER WITH EBV EUROPE AS PART OF A GLOBAL STRATEGY;
                WILL KEEP NAME, OPERATE AUTONOMOUSLY, NO LAYOFFS

ESSEN, GERMANY AND IRVINE, CALIFORNIA, JULY 3, 1997 -- Raab Karcher AG, a wholly-owned subsidiary of VEBA AG, and Wyle Electronics (NYSE:WYL.N), one of North America's leading electronics distributors, today jointly announced that they have entered into a definitive agreement for Raab Karcher to acquire all of the outstanding shares of Wyle for $50 per share in cash, for a transaction valued at approximately $810 million, including Wyle's debt. The purchase price represents a premium of approximately 40% over the average trading price for Wyle shares over the last 90 days. Under the agreement, EBV Electronics Inc., a wholly-owned subsidiary of Raab Karcher, will commence a tender offer for all outstanding shares of common stock of Wyle on or prior to July 10, 1997. The transaction has been unanimously approved by the Boards of Directors of both companies and is not subject to financing. The combination of the two businesses creates a leading global company in electronic component and computer system distribution with combined sales of approximately $3.0 billion.

Raab Karcher is a market leading, European-based distribution and services group, with worldwide activities. In 1996, Raab Karcher generated revenue of $7.0 billion with a total of approximately 29,000 employees. In distribution of electronic components and computer systems, Raab Karcher serves as the holding company for its subsidiaries EBV, Memec, Insight and Raab Karcher Electronic Systems, which in 1996 reported aggregate sales of $1.7 billion. Raab Karcher is a wholly owned subsidiary of VEBA AG, the fourth largest company in Germany. With 1996 consolidated sales of approximately $50 billion and a current market capitalization of approximately $28 billion, the VEBA Group counts as one of the largest industrial groups in Europe.
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     Wyle is a leading US-based distributor of electronic components and computer systems with 1996 sales of $1.2 billion and earnings before interest and taxes of $74 million. Wyle, which has a total of approximately 1,700 employees, operates 35 sales locations throughout the US and serves customers in 7 European countries through wholly owned subsidiaries. Wyle ranks 6th among the electronic component and computer system distributors on a world-wide basis and holds a particularly strong position in the value-added service segment of the electronics distribution field, including programming of ASIC components, kitting and just-in-time delivery services.

     With the acquisition of Wyle, Raab Karcher will significantly enhance its global scale and presence. Mr. Georg Kulenkampff, CEO of Raab Karcher, said, "This is the largest acquisition in the near-150 year history of Raab Karcher. The transaction will clearly position the combined business as a strong global player in the world-wide markets for distribution of electronic components and computer systems and will provide an excellent platform for further growth. In addition, the acquisition is another significant step in Raab Karcher's strategy to internationalise and build global size operations in its core business."

     Dr. Ferdinand Pohl, President of Raab Karcher's electronics operations added, "Wyle is an excellent company, widely recognized as a leader in the value-added segment of the electronics distribution industry. We see this acquisition as a unique opportunity to capitalize on the complementary strengths of our two organisations and we fully intend to build on Wyle's existing strengths, maintaining the Wyle name, its headquarters and its excellent workforce."

     Mr. Ralph L. Ozorkiewicz, President and CEO of Wyle, stated, "This is an outstanding opportunity to build a substantial multi-national alliance of a number of important electronic component distribution companies and will create a new force in the market, which we believe will offer substantial benefits to customers as well as suppliers. Our Board of Directors unanimously concluded that this transaction is in the best interest of our shareholders, who will receive a significant all-cash premium for their shares. In addition, our employees will all keep their jobs and have the potential for enhanced career opportunities and suppliers and customers will benefit from our increased global reach. There is no better partner for Wyle in our consolidating industry."

     Raab Karcher's obligation to purchase shares in the tender offer will be subject to at least 90% of the shares outstanding (on a fully diluted basis) being tendered into the offer. In order to comply with California law regarding mergers of companies, in the event that fewer than 90% of the outstanding shares (on a fully diluted basis) are tendered into the offer, Raab Karcher will
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have the right to exercise an option granted by Wyle to acquire additional shares of Wyle's common stock under certain circumstances to enable Raab Karcher to acquire 90% of the outstanding shares (on a fully diluted basis). In the event the option would not permit Raab Karcher to acquire sufficient shares, and more than 50% of the outstanding shares but fewer than 90% of the outstanding shares (on a fully diluted basis) are tendered into the offer, Raab Karcher will reduce the number of shares subject to the offer to 49.9% of the shares outstanding and subsequently pursue a merger with Wyle.

     Raab Karcher's obligation to purchase shares in the offer will be further subject to the satisfaction or waiver of certain customary conditions, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Contacts:
Mr. Van Holland
Chief Financial Officer
Wyle Electronics
Tel: +1-714-453 4310
Internet home page: http://www.wyle.com

Dr. Andreas Dahms
Director Public Relations
Raab Karcher
Tel: +49-201-459 1311
E-mail: info@rkag.de
Internet home page: http://www.raab-karcher.de

Mr. Paul Verbinnen
Mr. David Reno
Mr. Drew Brown
Sard Verbinnen & Co
Tel: +1-212-687 8080